Exhibit 3.1

FOURTH AMENDED AND RESTATED BYLAWS

OF

UNITEDHEALTH GROUP INCORPORATED

(Effective as of October 23, 2009)

ARTICLE I

OFFICES, CORPORATE SEAL

Section 1.01. Registered Office. The registered office of the corporation in Minnesota shall be that set forth in the Restated Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or resolution of the directors filed with the Secretary of State of Minnesota changing the registered office.

Section 1.02. Other Offices. The corporation may have such other offices, within or without the State of Minnesota, as the directors shall, from time to time, determine.

Section 1.03. Corporate Seal. The corporation shall have no seal.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 2.01. Place and Time of Meetings. Except as provided otherwise by Minnesota Statutes, Chapter 302A, meetings of the shareholders may be held at any place, within or without the State of Minnesota, or solely by remote communication (as defined in Section 301A.011(61) of the Minnesota Statutes) (“Remote Communication”), as may from time to time be designated by the directors and, in the absence of such designation, shall be held at the registered office of the corporation in the State of Minnesota. The directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at ten o’clock a.m.

Section 2.02. Regular Meetings.

(a)	A regular meeting of the shareholders shall be held on such date as the Board of Directors shall by resolution establish.

(b)	At a regular meeting of the shareholders, voting as provided in the Articles of Incorporation and these Bylaws, the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and shall transact such other business as may properly come before them.

Section 2.03. Special Meetings.

(a)	Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Chief Executive Officer, the Chairman of the Board, the

Chief Financial Officer, any two directors, or by a shareholder or shareholders holding ten percent (10%) or more of the voting power of the shares entitled to vote on the matters to be presented to the meeting, except that a special meeting of shareholders called for the purpose of considering any action to directly or indirectly facilitate or effect a business combination (as defined by Minnesota Law), including any action to change or otherwise affect the composition of the Board of Directors for that purpose, may be called only by a shareholder or shareholders holding twenty-five percent (25%) or more of the voting power of the shares entitled to vote on the matters to be presented at the meeting. The Board of Directors may designate that the special meeting is to be held solely by Remote Communication.

(b)

The business transacted at a special meeting shall be limited to the purpose or purposes stated in the notice of the meeting. For a special meeting to be called by a shareholder, in addition to any other applicable requirements, the shareholder must give written notice in proper form of such shareholder’s demand for a special meeting to the Chief Executive Officer or Chief Financial Officer of the corporation. To be in proper form, each such notice shall be in writing and shall set forth as to each matter the shareholder proposes to bring before the special meeting: (i) a complete description of the business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting, (ii) the name and address of the shareholder proposing such business and the name and address of any Associated Person (as defined below) of such shareholder, (iii) the class or series and number of shares of capital stock of the corporation which are held of record or beneficially owned (directly or indirectly) by, or represented by proxy in favor of, such shareholder or any Associated Person of such shareholder, as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of the notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (iv) a description of any other direct or indirect positions, agreements or understandings to which such shareholder or any Associated Person of such shareholder is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation, stock depreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the corporation (any of the foregoing, a “Derivative Position”), (v) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder or any Associated Person of such shareholder and any other person or entity or combination thereof (including their names and addresses) in connection with the proposal of such business by such shareholder or pursuant to which such shareholder or any Associated Person of such shareholder has a right to vote any stock of the corporation, (vi) a description of any proportionate interest in the stock of the corporation or Derivative Positions with respect to the corporation held, directly or indirectly, by a general or limited partnership in which such shareholder or any Associated Person of such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, (vii) a representation that the shareholder is a holder of record or beneficial owner of shares of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (viii) a description of any interest of the shareholder or any Associated Person of such shareholder in such business, including any anticipated benefit therefrom, (ix) such other information as would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to Regulation 14A under the Exchange Act (the “Proxy Rules”), and (x) a representation that the shareholder will update and supplement the notice to the Secretary to the Board of the corporation in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board not less than 5 business days after the record date). In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board at the corporation’s principal executive offices. Notwithstanding anything in these Bylaws to the contrary, no business shall be considered properly brought before a special meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 2.03. In addition to the requirements of this Section 2.03, the nomination of a person for election as a director at a special meeting called for the purpose of electing directors must also be made in accordance with the procedures set forth in Section 3.03. The presiding officer of the meeting or the Secretary to the Board, may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and that business shall be disregarded. If the officer of the corporation presiding at a special meeting of the shareholders determines that any business was not brought in accordance with the foregoing procedures, such business shall be void and shall be disregarded for all purposes.

(c)	For purposes of this Section 2.03, Section 2.10 and Section 3.03, “Associated Person” of any shareholder shall mean (i) any nominee proposed by such shareholder to serve on the corporation’s Board of Directors, (ii) any member of the immediate family of such shareholder or proposed nominee(s) sharing the same household with such shareholder or proposed nominee(s), (iii) any person controlling, controlled by, or under common control with, such shareholder or proposed nominee(s), (iv) any person acting in concert or as part of a group (within the meaning of the Exchange Act and the regulations promulgated thereunder) with such shareholder or proposed nominee(s), or (v) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder or proposed nominee(s).

Section 2.04. Quorum, Adjourned Meetings. The holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting. In case a quorum shall not be present at a meeting, those present may adjourn the meeting to such day as they shall, by majority vote, agree upon, and a notice of such adjournment and the date and time at which such meeting shall be reconvened shall be mailed to each shareholder entitled to vote at least 5 days before such adjourned meeting. If a quorum is present, a meeting may be adjourned from time to time without notice other than announcement at the meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present, the shareholders may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 2.05. Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the Articles of Incorporation or statute provide otherwise, shall have one vote for each share having voting power registered in such shareholder’s name on the books of the corporation. Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business, except if otherwise required by statute, the Articles of the Incorporation, or these Bylaws.

Section 2.06. Closing of Books. The Board of Directors may fix a time, not exceeding 60 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. The Board of Directors may close the books of the corporation against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be the 20th day preceding the date of such meeting.

Section 2.07. Notice of Meetings. There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, a notice setting out the time and place or information regarding Remote Communication, if applicable, of each regular and each special meeting, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed at least five days prior thereto; except that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to all shareholders of record, whether entitled to vote or not, at least fourteen days prior thereto. Every notice of any special meeting called pursuant to Section 2.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the notice. Notice may be given by means of mail, or if consented to by the shareholder in a manner that complies with the federal securities laws, facsimile, electronic mail, electronic posting, or any other form of electronic communication to which the shareholder has consented.

Section 2.08. Waiver of Notice. Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting orally, by “authenticated” “electronic communication” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes), or in a writing signed by such shareholder or a representative entitled to vote the shares of such shareholder. A shareholder, by his attendance at any meeting of shareholders or by his participation by means of Remote Communication, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 2.09. Written Action. Any action which might be taken at a meeting of the shareholders may be taken without a meeting if done in writing and signed, or consented to by “authenticated” “electronic communication” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes) by all of the shareholders entitled to vote on that action.

Section 2.10. Business to be Brought Before the Annual Meeting. For business to be properly brought before an annual meeting by a shareholder (other than the nomination of a person for election as a director, which is governed by Section 3.03 of Article III of these Bylaws), a shareholder must, in addition to any other applicable requirements, provide written notice of any proposal to be submitted at an annual meeting. To be timely, such notice must be delivered to the Secretary to the Board so as to be received at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall any adjournment or postponement of an annual meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice described above. To be in proper form, each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a complete description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the shareholder proposing such business and the name and address of any Associated Person of such shareholder, (c) the class or series and number of all shares of capital stock of the corporation which are held of record or beneficially owned (directly or indirectly) by, or represented by proxy in favor of, such shareholder or any Associated Person of such shareholder, as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of such notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (d) a description of any Derivative Positions to which such shareholder or any Associated Person of such shareholder is a party, (e) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder or any Associated Person of such shareholder and any other person or entity or combination thereof (including their names and addresses) in connection with the proposal of such business by such shareholder or pursuant to which such shareholder or any Associated Person of such shareholder has a right to vote any stock of the corporation, (f) a description of any proportionate interest in the stock of the corporation or Derivative Positions with respect to the corporation held, directly or indirectly, by a general or limited partnership in which such shareholder or any Associated Person of such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, (g) a representation that the shareholder is a holder of record or beneficial owner of shares of the corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, (h) a description of any interest of the shareholder or any Associated Person of such shareholder in such business, including any anticipated benefit therefrom, (i) such other information as would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such item of business, such shareholder were a participant in a solicitation subject to the Proxy Rules, and (j) a representation that the shareholder will update and supplement the notice to the Secretary to the Board of the corporation in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board not less than 5 business days after the record date). In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board at the corporation’s principal executive offices. In order to include information with respect to a shareholder proposal in the corporation’s proxy statement and form of proxy for a shareholder’s meeting, shareholders must provide notice as required by, and otherwise comply with the requirements of, the Proxy Rules in addition to the requirements of this Section 2.10. Notwithstanding anything in these Bylaws to the contrary (other than the nomination of a person for election as a director, which is governed by Section 3.03 of Article III of these Bylaws), no business shall be considered properly brought before an annual meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 2.10. The presiding officer of the meeting or the Secretary to the Board, may, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and that business shall be disregarded. If the officer of the corporation presiding at an annual meeting of the shareholders determines that any business was not brought in accordance with the foregoing procedures, such business shall be void and shall be disregarded for all purposes.

Section 2.11. Remote Communication. To the extent authorized by the Board, a shareholder, not physically present in person or by means of proxy, may, by any means of Remote Communication, participate in a meeting of shareholders held at a designated place. Participation by a shareholder by that means constitutes presence at the meeting.

ARTICLE III

DIRECTORS

Section 3.01. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as otherwise permitted by statute.

Section 3.02. Number, Election and Term of Office. The Board of Directors shall consist of one or more members, and the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of directors present at a duly held meeting at the time the action is taken or the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business, considered for this purpose as one class. Except as otherwise provided by law or by these Bylaws, the directors of the corporation shall be elected at the Annual Meeting of Shareholders in each year. Each of the directors shall hold office until the expiration of his term, as specified herein, and until such director’s successor shall have been elected and qualified, or until the earlier death, resignation, or disqualification of such director.

Section 3.03. Nomination of Director Candidates.

(a)

Nomination of candidates for election to the Board of Directors of the corporation at any meeting of the shareholders may be made only (i) by or at the direction of the Board of Directors or (ii) by a shareholder entitled to vote at such meeting only in accordance with the procedures set forth in this section 3.03. In order to be eligible for election as a director, any director nominee must first be nominated in accordance with the provisions of these Bylaws. All such nominations, except those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary to the Board. To be timely, any such notice must be received at the principal executive offices of the corporation, in the case of an annual meeting, not less than 120 days in advance of the first anniversary date of the corporation’s proxy statement released to shareholders in connection with the immediately preceding annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting called for the purpose of electing directors, such notice must be so received not later than the close of business on the 10 th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. In no event shall any adjournment or postponement of a meeting or the public disclosure thereof commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice to the Secretary to the Board shall set forth (i) the name, age, business address, residence address and the principal occupation or employment of each director nominee proposed in such notice, (ii) the class or series and number of shares of capital stock of the corporation which are held of record or beneficially owned (directly or indirectly) by each such director nominee, and (iii) such other information concerning each such director nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the Proxy Rules. Such notice must also include a signed consent of each such director nominee to serve as a director of the corporation, if elected. Such shareholder’s notice to the Secretary to the Board shall also include the following information as to the shareholder giving the notice and any Associated Person of such shareholder: (i) the name and address of the shareholder giving the notice and the name and address of any Associated Person of such shareholder, (ii) the class or series and number of all shares of capital stock of the corporation which are held of record or beneficially owned directly or indirectly by, or represented by proxy in favor of, such shareholder or any Associated Person of such shareholder, as of the record date for the meeting (if such date shall then have been made publicly available), as of the date of such notice, and as of each of 60 days prior to the date of such notice and one year prior to the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the director nominee(s) specified in the notice, (iv) a representation that the shareholder (and any party on whose behalf such shareholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such shareholder (and any party on whose behalf such shareholder is acting) if such director nominee is elected, accompanied by copies of any notifications or filings with, or orders or other actions by, any governmental authority which are required in order for such shareholder (and any party on whose behalf such shareholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such shareholder or any Associated Person of such shareholder and each nominee and any other person, entity or combination thereof (naming such persons or entities) pursuant to which the nomination or nominations are to be made by such shareholder, (vi) a description of any Derivative Positions to which such shareholder or any Associated Person of such shareholder is a party with respect to the stock of the corporation, (vii) a description of any proxy, contract, arrangement, understanding or relationship between such shareholder or any Associated Person of such shareholder and any other person, entity or combination thereof (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder or any Associated Person of such shareholder has a right to vote any stock of the corporation, (viii) a description of any proportionate interest in stock of the corporation or Derivative Positions with respect to the corporation held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner, (ix) a representation whether the shareholder (and any party on whose behalf the shareholder is acting) intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from shareholders in support of the nomination, (x) such other information regarding such shareholder as would be required to be included in a proxy statement or other filings required to be filed with the Securities and Exchange Commission if, with respect to any such nomination or nominations to be made by such shareholder, such shareholder were a participant in a solicitation subject to the Proxy Rules, and (xi) a representation that the shareholder will update and supplement the notice to the Secretary to the Board in writing, so that the notice is true and correct, in all material respects, as of the record date for the meeting (which update must be received by the Secretary to the Board not later than 5 business days after the record date). In addition, if any of the foregoing information changes in any material respect from the date the notice is received through the date of the meeting, the shareholder shall promptly supplement such information to reflect such change by notice in writing to the Secretary to the Board at the corporation’s principal executive offices. The corporation may also require any proposed director nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed director nominee to serve as an independent director or “audit committee financial expert” under applicable law, securities exchange rule or regulation or any publicly-disclosed corporate governance guideline or committee charter of the corporation or that the corporation reasonably believes could be material to a reasonable shareholder’s understanding of (1) the independence, or lack thereof, of such director nominee and (2) the qualifications of such director nominee to serve as a director of the corporation.

(b)	Notwithstanding anything in these Bylaws to the contrary, no nomination shall be considered properly brought before a meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 3.03. The presiding officer of the meeting or the Secretary to the Board may, if the facts warrant, determine and declare to the meeting that a nomination was not properly brought before the meeting in accordance with the foregoing procedures, and if such officer should so determine, such officer shall so declare to the meeting and the defective nomination shall be disregarded. If the officer of the corporation presiding at a meeting of the shareholders determines that a director nomination was not made in accordance with the foregoing procedures, such nomination shall be void and shall be disregarded for all purposes.

Section 3.04. Determination of Contested Elections.

(a)	In the event that there are more candidates for election to the Board of Directors at a meeting of the shareholders than there are directors to be elected at such meeting (a “Contested Election”), the vote for election of directors shall be by ballot and the officer of the corporation presiding at the meeting shall appoint two persons, who need not be shareholders, to act as Inspectors of Election at such meeting.

(b)	The Inspectors so appointed, before entering on the discharge of their duties, shall take and subscribe on oath or affirmation faithfully to execute the duties of Inspectors at such meeting with strict impartiality and according to the best of their ability, and thereupon the Inspectors shall take charge of the polls and after the balloting shall canvas the votes and determine in accordance with law and make a certificate to the corporation of the results of the vote taken. No director or candidate for the office of director shall be appointed an Inspector.

(c)	The nominees for election to the Board of Directors in a Contested Election who are certified by the Inspectors as having been elected shall be deemed to be duly elected and qualified upon the expiration of three business days following the date of such certification; provided that, in the event any court proceedings are commenced which challenge the results of such Contested Election, such nominees shall not be deemed to be duly elected and qualified until all such court proceedings, including appeals, shall have been finally concluded.

Section 3.05. Chairman of the Board; Lead Independent Director.

(a)	The Board of Directors may elect from their number a Chairman of the Board, who shall not be deemed an officer of the corporation as a result of such title. The Chairman of the Board, if one is elected, shall preside at all meetings of the directors and shall have such other duties as may be prescribed, from time to time, by the Board of Directors.

(b)	If the Chairman of the Board does not qualify as an independent director, as defined in the corporation’s Standards for Director Independence, the independent directors of the Board shall appoint an independent director to serve as Lead Independent Director. The Lead Independent Director shall be appointed by a majority vote of the independent directors. Any Lead Independent Director so appointed shall serve for a term ending (a) one year from the date of his or her appointment, (b) upon his or her earlier death, resignation, removal or disqualification as an independent director or (c) upon a determination by the Board that the Chair is an independent director. The Lead Independent Director may be removed as Lead Independent Director at any time with or without cause by a majority of the independent directors. The Lead Independent Director, if one is appointed, shall have such duties as may be prescribed, from time to time, by the Board of Directors.

Section 3.06. Board Meetings. Meetings of the Board of Directors may be held from time to time at such time and place within or without the State of Minnesota or solely by Remote Communication as may be designated in the notice of such meeting.

Section 3.07. Calling Meetings; Notice. Meetings of the Board of Directors may be called by the Chairman of the Board by giving at least twenty-four hours’ notice, or by any other director by giving at least five days’ notice, of the date, time and place or information regarding Remote Communication, if applicable, to each director in person or by mail, telephone, facsimile, electronic mail, electronic posting, or any other form of electronic communication.

Section 3.08. Waiver of Notice. Notice of any meeting of the Board of Directors may be waived by any director either before, at, or after such meeting orally or in a writing signed by such director. A director, by his attendance at any meeting of the Board of Directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 3.09. Quorum. A majority of the directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting.

Section 3.10. Absent Directors. A director may give advance written or “authenticated” “electronic” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes) consent or opposition to a proposal to be acted on at a meeting of the Board of Directors. If such director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

Section 3.11. Remote Communication. Any or all directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by means of telephone conference or, if authorized by the Board, by such other means of Remote Communication through which the directors may simultaneously participate with each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this Section 3.11 shall be deemed present in person at the meeting.

Section 3.12. Vacancies: Newly Created Directorships. Vacancies in the Board of Directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the Board although less than a quorum; newly created directorships resulting from an increase in the authorized number of directors by action of the Board of Directors as permitted by Section 3.02 may be filled by the affirmative vote of a majority of directors present at a duly held meeting at the time the action is taken.

Section 3.13. Removal. Any or all of the directors may be removed from office at any time, with or without cause, in accordance with Section 302A.223 of the Minnesota Statutes.

Section 3.14. Committees.

(a)	A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of one or more persons, who need not be directors, appointed by affirmative vote of a majority of the directors present. Committees are subject to the direction and control of the Board of Directors, except for special litigation committees, and vacancies in the membership thereof shall be filled by the Board of Directors.

(b)	A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of directors present.

(c)	Unless otherwise provided in the Articles of Incorporation or the resolution of the Board of Directors establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee, and may delegate to a subcommittee any or all of the authority of the committee.

Section 3.15. Written Action. Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed or consented to by “authenticated” “electronic communication” (as defined under Sections 302A.011(62) and 302A.011(60), respectively, of the Minnesota Statutes) by all of the directors or committee members, unless the Articles provide for less than unanimous written action.

Section 3.16. Compensation. Directors who are not salaried officers of this corporation shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined, from time to time, by resolution of the Board of Directors. The Board of Directors may, by resolution, provide that all directors shall receive their expenses, if any, of attendance at meetings of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.

ARTICLE IV

OFFICERS

Section 4.01. Number and Designation. The corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the corporation, with such powers, rights, duties, and responsibilities as may be determined by the Board of Directors, including, without limitation, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such assistant officers or other officers as may from time to time be elected or appointed by the Board of Directors. Each such officer shall have the powers, rights, duties and responsibilities set forth in these Bylaws unless otherwise determined by the Board of Directors. Any number of offices may be held by the same person.

Section 4.02. Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer: (a) shall have general active management of the business of the corporation; (b) shall, when present, preside at all meetings of the shareholders; (c) shall see that all orders and resolutions of the Board of Directors are carried into effect; (d) shall sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by these Bylaws or the Board of Directors to some other officer or agent of the corporation; and (e) shall perform such other duties as from time to time may be assigned by the Board of Directors.

Section 4.03. Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer: (a) shall cause to be kept accurate financial records for the corporation, (b) shall cause to be deposited all monies, drafts, and checks in the name of and to the credit of the corporation in such banks and depositories as the Board of Directors shall designate from time to time, (c) shall cause to be endorsed for deposit all notes, checks and drafts received by the corporation as ordered by the Board of Directors, making proper vouchers therefor, (d) shall cause to be disbursed corporate funds and shall cause to be issued checks and drafts in the name of the corporation, as ordered by the Board of Directors, (e) shall render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all the transactions as Chief Financial Officer and of the financial condition of the corporation, and (f) shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time.

Section 4.04. President. Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board of Directors.

Section 4.05. Vice President. Each Vice President shall perform such duties as may be prescribed from time to time by these Bylaws or by the Board of Directors.

Section 4.06. Secretary. Unless provided otherwise by a resolution adopted by the Board of Directors, the Secretary: (a) shall attend all meetings of the shareholders and Board of Directors, and shall record all the proceedings of such meetings in the minute book of the corporation, (b) shall give proper notice of meetings of shareholders and Board of Directors and other notices required by law or these Bylaws, and (c) shall perform such other duties as from time to time may be assigned by the Board of Directors.

Section 4.07. Treasurer. The Treasurer shall perform such duties as may from time to time be assigned by the Chief Financial Officer or by the Board of Directors.

Section 4.08. Authority and Duties. In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be determined from time to time by the Board of Directors. Unless prohibited by a resolution of the Board of Directors, an officer elected or appointed by the Board of Directors may, without specific approval of the Board of Directors, delegate some or all of the duties and powers of an office to other persons.

Section 4.09. Removal and Vacancies. The Board of Directors may remove any officer from office at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present. Such removal, however, shall be without prejudice to the contract rights of the person so removed. A vacancy in an office of the corporation by reason of death, resignation, removal, disqualification, or otherwise may, or in the case of a vacancy in the office of the Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired term by the Board of Directors.

Section 4.10. Compensation. The officers of this corporation shall receive such compensation for their services as may be determined by or in accordance with resolutions of the Board of Directors or by one or more committees to the extent so authorized from time to time by the Board of Directors.

ARTICLE V

SHARES AND THEIR TRANSFER

Section 5.01. Certificates for Shares. The corporation may issue stock either in certificated or uncertificated form. If shares are issued in uncertificated form, each shareholder shall be entitled upon written request to a stock certificate or certificates, representing and certifying the number and kind of full shares held, signed as provided in this Section 5.01. Certificates for shares of stock shall be in such form as the Board of Directors may from time to time prescribe. The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the Chief Executive Officer or the President and by the Secretary or an Assistant Secretary or by such officers as the Board of Directors may designate. If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors. A certificate representing shares of this corporation shall contain on its face the information required by Minnesota Statutes, Section 302A.417, Subd. 4. A certificate representing shares issued by this corporation, if it is authorized to issue shares of more than one class or series, shall set forth upon the face or back of the certificate, or shall state that the corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued so far as they have been determined, and the authority of the Board of Directors to determine relative rights and preferences of subsequent classes or series. Every certificate surrendered to the corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 5.04.

Section 5.02. Issuance of Shares. The Board of Directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the Articles of Incorporation in such amounts as may be determined by the Board of Directors and as may be permitted by law. No shares shall be allotted except in consideration of cash or other property, tangible or intangible, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation under a written agreement, or of an amount transferred from surplus to stated capital upon a share dividend. At the time of such allotment of shares, the Board of Directors making such allotments shall state, by resolution, their determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are allotted.

Section 5.03. Transfer of Shares. The shares of stock of the corporation shall be transferable on the books of the corporation by the holder thereof in person or by his or her attorney upon surrender for cancellation of a certificate or certificates for the same number of shares, or other evidence of ownership if no certificates shall have been issued, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity of the signature as the corporation or its agents may reasonably require. The corporation may treat as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation. The Board of Directors may appoint one or more transfer agents and registrars to maintain the share records of the corporation and to effect share transfers on its behalf.

Section 5.04. Loss of Certificates. Except as otherwise provided by Minnesota Statutes, Section 302A.419, any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

ARTICLE VI

DIVIDENDS, RECORD DATE

Section 6.01. Dividends. Subject to the provisions of the Articles of Incorporation, of these Bylaws, and of law, the Board of Directors may declare dividends whenever, and in such amounts as, in its opinion, are deemed advisable.

Section 6.02. Record Date. Subject to any provisions of the Articles of Incorporation, the Board of Directors may fix a date not exceeding 120 days preceding the date fixed for the payment of any dividend as the record date for the determination of the shareholders entitled to receive payment of the dividend and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such dividend notwithstanding any transfer of shares on the books of the corporation after the record date. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution authorizing the payment of such dividend.

ARTICLE VII

BOOKS AND RECORDS, FISCAL YEAR

Section 7.01. Share Register. The Board of Directors of the corporation shall cause to be kept at its principal executive office, or at another place or places within the United States determined by the board:

(1)	a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and

(2)	a record of the dates on which certificates or transaction statements representing shares were issued.

Section 7.02. Other Books and Records. The Board of Directors shall cause to be kept at its principal executive office, or, if its principal executive office is not in Minnesota, shall make available at its registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder or other person authorized by Minnesota Statutes Section 302A.461, originals or copies of:

(1)	records of all proceedings of shareholders for the last three years;

(2)	records of all proceedings of the board for the last three years;

(3)	its articles and all amendments currently in effect;

(4)	its bylaws and all amendments currently in effect;

(5)	financial statements required by Minnesota Statutes, Section 302A.463, and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;

(6)	reports made to shareholders generally within the last three years;

(7)	a statement of the names and usual business addresses of its directors and principal officers;

(8)	voting trust agreements described in Section 302A.453;

(9)	shareholder control agreements described in Section 302A.457; and

(10)	agreements, contracts, or other arrangements or portions of them incorporated by reference under Section 302A.111, Subd. 7.

Section 7.03. Fiscal Year. The fiscal year of the corporation shall be determined by the Board of Directors.

ARTICLE VIII

LOANS, GUARANTEES, SURETYSHIP

Section 8.01.

(a)	The corporation may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present and:

(1)	is in the usual and regular course of business of the corporation;

(2)	is with, or for the benefit of, a related corporation, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations;

(3)	is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the board, to benefit the corporation; or

(4)	whether or not any separate consideration has been paid or promised to the corporation, has been approved by (a) the holders of two-thirds of the voting power of the shares entitled to vote that are owned by persons other than the interested person or persons, or (b) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote.

(b)	The loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors approve, including, without limitation, a pledge of or other security interest in shares of the corporation. Nothing in this Section 8.01 shall be deemed to deny, limit, or restrict the powers of guaranty or warranty of the corporation at common law or under a statute of the State of Minnesota.

ARTICLE IX

INDEMNIFICATION OF CERTAIN PERSONS

Section 9.01. The corporation shall indemnify such persons (and shall advance expenses of such persons), for such expenses and liabilities, in such manner, under such circumstances, and to such extent as required or permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

ARTICLE X

AMENDMENTS

Section 10.01. These Bylaws may be amended or altered by the affirmative vote of a majority of directors present at a duly held meeting provided that notice of such proposed amendment shall have been given in the notice given to the directors of such meeting. Such authority in the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote at any regular or special meeting of shareholders called for such purpose, and the Board of Directors shall not make or alter any Bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board of Directors may adopt or amend any Bylaw to increase their number.

ARTICLE XI

SECURITIES OF OTHER CORPORATIONS

Section 11.01. Voting Securities Held by the Corporation. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation, (b) to execute any proxy for such meeting on behalf of the corporation, or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation. At such meeting, the Chief Executive officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation possesses. The Board of Directors or the Chief Executive Officer may, from time to time, grant such power and authority to one or more other persons.

Section 11.02. Purchase and Sale of Securities. Unless otherwise ordered by the Board of Directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and all securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors or the Chief Executive Officer may, from time to time, confer like powers upon any other person or persons.

ARTICLE XII

CERTAIN BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

Section 12.01. Pursuant to the authority provided by Section 302A.673, Subd. 3(b)(2), of the Minnesota Business Corporation Act, this corporation elects not to be subject to Section 302A.673 of said Act.